EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Post-effective Amendment No. 1 to Form S-1 on Form S-3 No. 333-19167) and related Prospectus of Orion Network Systems, Inc. for the registration of 697,400 shares of its common stock and to the incorporation by reference therein of our report dated March 7, 1997, with respect to the consolidated financial statements of Orion Network Systems, Inc. (a Delaware corporation that is now known as Orion Oldco Services, Inc.) included in its Annual Report (Form 10-K and amendment thereto on Form 10-K/A) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                                               ERNST & YOUNG LLP


Washington, D.C.
July 24, 1997